Exhibit 4.1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ASSOCIATED BANC-CORP AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

ASSOCIATED BANC-CORP

$300,000,000 6.455% Fixed Rate / Floating Rate Senior Note Due 2030

No. 001	CUSIP No. 045487AD7

ASSOCIATED BANC-CORP, a Wisconsin corporation (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to

CEDE & CO.

or registered assigns, the principal sum of Three Hundred Million DOLLARS ($300,000,000) on August 29, 2030 (the “Stated Maturity”).

Interest on this Security will accrue from, and including, August 29, 2024 (the “Issue Date”) to, but excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date (or if this Security is redeemed during the period, the Redemption Date) (individually referred to as an “Interest Payment Date” and collectively as the “Interest Payment Dates”) (or the Stated Maturity, as the case may be). Each of these periods is referred to as an “Interest Period.”

During the period from, and including, August 29, 2024, to, but excluding, August 29, 2029 (the “Fixed Rate Period”), this Security will bear interest at the rate of 6.455% per annum. Such interest will be payable semi-annually in arrears on February 28 and August 29 of each year, beginning on February 28, 2025 and ending on August 29, 2029 (each such date, a “Fixed Interest Payment Date”). During the period from, and including, August 29, 2029, to, but excluding, the Stated Maturity (the “Floating Rate Period”), this Security will bear interest at a floating rate per annum equal to Compounded SOFR plus 3.030%, as determined by the Calculation Agent in the manner described below. Such interest will be payable quarterly in arrears on November 29, 2029, February 28, 2030, May 29, 2030 and at the Stated Maturity (each such date, a “Floating Interest Payment Date”). Compounded SOFR for each Interest Period in the Floating Rate Period will be calculated by the Calculation Agent in accordance with the formula set forth below with respect to the Observation Period relating to such Interest Period.

Interest will be paid to the person in whose name such Security is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding the related Interest Payment Date; provided that if this Security is a global Security held by DTC, the record date for this Security will be the close of business on the Business Day preceding the applicable Interest Payment Date, and provided further that interest payable on the maturity of the principal of this Security or (subject to the exceptions described below on the reverse of this Security) any Redemption Date will be paid to the person to whom principal is paid. A “Business Day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

For the Fixed Rate Period, interest will be computed on the basis of a 360-day year consisting of twelve 30 day months. If any Fixed Interest Payment Date, any Redemption Date for this Security or the Stated Maturity falls on a day which is not a Business Day, the related payment of principal or interest will be made on the next day that is a Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be.

For the Floating Rate Period, interest will be computed on the basis of the actual number of days in each Interest Period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on this Security for each Interest Period during the Floating Rate Period will be computed by multiplying (i) the outstanding principal amount of this Security by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of days in the applicable Interest Period divided by 360. The interest rate on this Security will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and will in no event be lower than zero. For the Floating Rate Period, if any Floating Interest Payment Date of this Security (other than the Stated Maturity or any Redemption Date) falls on a day which is not a Business Day, that Floating Interest Payment Date will be postponed and the related payment of interest on this Security will be made on the next day which is a Business Day, except that if the next succeeding Business Day falls in the next calendar month, then such Floating Interest Payment Date will be advanced to the immediately preceding day that is a Business Day, and in each case, the related Interest Periods will also be adjusted for such non-Business Days.

The Calculation Agent will determine Compounded SOFR, the interest rate and accrued interest for each Interest Period in the Floating Rate Period in arrears as soon as reasonably practicable on or after the Interest Payment Determination Date (as defined below) for such Interest Period and prior to the relevant Floating Interest Payment Date and will notify the Company (if the Company is not the Calculation Agent) of Compounded SOFR, such interest rate and accrued interest for each Interest Period in the Floating Rate Period as soon as reasonably practicable after such determination, but in any event by the Business Day immediately prior to the relevant Floating Interest Payment Date. At the request of a Holder of this Security, the Company will provide Compounded SOFR, the interest rate and the amount of interest accrued with respect to any Interest Period in the Floating Rate Period, after Compounded SOFR, such interest rate and accrued interest have been determined. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any Interest Period in the Floating Rate Period, will be final and binding absent manifest error, will be maintained on file at the Calculation Agent’s designated office and will be provided in writing to the Trustee.

Compounded SOFR

With respect to any Interest Period during the Floating Rate Period, “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” = For periods other than the initial Interest Period during the Floating Rate Period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial Interest Period during the Floating Rate Period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial Interest Period (such first day expected to be August 29, 2029);

“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Floating Interest Payment Date (or in the final Interest Period, relating to the Stated Maturity, or, in the case of the redemption of this Security, relating to the applicable Redemption Date); and

“d” is the number of days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Floating Interest Payment Date (or, in the case of the redemption of this Security, preceding the applicable Redemption Date).

“Observation Period” means, in respect of each Interest Period during the Floating Rate Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Floating Interest Payment Date for such Interest Period (or in the final Interest Period during the Floating Rate Period, preceding the Stated Maturity or, in the case of the redemption of this Security, preceding the applicable Redemption Date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(i)	the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(ii)	if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “SOFR Index unavailable provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “— Effect of Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the FRBNY (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the FRBNY, currently at https://apps.newyorkfed.org/markets/autorates/sofr-avg-ind, or any successor source. The information contained on such website is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the Indenture or this Security, if the Company or its designee determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining SOFR, then the benchmark replacement provisions set forth below under “— Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Securities.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each Interest Period during the Floating Rate Period will be an annual rate equal to the sum of the Benchmark Replacement plus 3.030%.

SOFR Index Unavailable Provisions

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable Interest Period in the Floating Rate Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180-calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period (“SOFRi”), SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

(1) Benchmark Replacement. If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Securities in respect of such determination on such date and all determinations on all subsequent dates.

(2) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(3) Decisions and Determinations. Any determination, decision or election that may be made by the Company or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment, or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

●	will be conclusive and binding on the beneficial owners and Holders of the Securities and the Trustee absent manifest error;

●	if made by the Company, will be made in the Company’s sole discretion;

●	if made by the Company’s designee (which may be the Company’s affiliate), will be made after consultation with the Company, and such designee (which may be the Company’s affiliate) will not make any such determination, decision or election to which the Company reasonably objects; and

●	notwithstanding anything to the contrary in the Indenture or this Security, shall become effective without consent from the Holders of the Securities, the Trustee or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by the Company or its designee (which may be the Company’s affiliate) on the basis as described above, and in no event shall the Calculation Agent be responsible for making any such determination, decision or election.

None of the Trustee, Paying Agent, or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, Paying Agent, and Calculation Agent shall be entitled to conclusively rely on any determinations made by the Company or its designee without independent investigation, and none of the Trustee, Paying Agent, and Calculation Agent will have any liability for actions taken at the Company’s direction in connection therewith.

None of the Trustee, Paying Agent, or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of SOFR, or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. None of the Trustee, Paying Agent, or Calculation Agent shall be responsible or liable for the Company’s actions or omissions or for those of any of the Company’s designees, or for any failure or delay in the performance by Company or any of its designees, nor shall any of the Trustee, Paying Agent, or Calculation Agent be under any obligation to oversee or monitor the Company’s performance or the performance of any of the Company’s designees. The Trustee may conclusively rely, without investigation, on the Calculation Agent’s determination of the interest rate during the Floating Rate Periods.

Certain Defined Terms

As used herein:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and the Company or its designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:

(1) the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of Interest Period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative. “Calculation Agent” means the firm appointed by the Company prior to the commencement of the Floating Rate Period. The Company or an affiliate of the Company may assume the duties of the Calculation Agent.

“ISDA Definitions” means the 2021 ISDA Definitions published by ISDA, or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its designee in accordance with the Benchmark.

“Relevant Governmental Body” means the FRB and/or the FRBNY, or a committee officially endorsed or convened by the FRB and/or the FRBNY or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Security to be duly executed.

ASSOCIATED BANC-CORP

By:
Name:	Derek S. Meyer
Title:	Executive Vice President and Chief Financial Officer

ATTEST:

By:
Name:	Randall J. Erickson
Title:	Executive Vice President, General Counsel and Corporate Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
As Trustee

By:
Authorized Officer

Date: August 29, 2024

[REVERSE OF SECURITY]

This Security is one of a duly authorized issue of notes of the series designated above of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture dated as of March 14, 2011 for senior debt securities, between ASSOCIATED BANC-CORP and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”), as supplemented by the Pricing Committee Resolutions adopted on August 26, 2024 and the Certificate of Authorized Officers dated August 26, 2024, signed by Derek S. Meyer, Executive Vice President and Chief Financial Officer, and Andrew Arnold, Executive Vice President and Corporate Treasurer, of the Company (as so supplemented, the “Indenture”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

This Security is one of the series designated on the face hereof, limited in aggregate principal amount equal to $300,000,000 as of the date of this Security. In addition, the Company may from time to time without notice to or consent of the existing Holders of Securities, issue additional securities under the Indenture having the same terms and as the Securities in all respects, except for the issue price, the Issue Date, and, in some cases, the initial interest accrual date and the initial interest payment date. Any such additional securities, together with this Security, will constitute a single series under the Indenture; provided, however, that no additional securities may be issued unless they will be fungible with this Security for United States federal income tax and securities law purposes and have the same CUSIP number as this Security. References herein to the Securities include (unless the contest requires otherwise) any other securities issued as described in this paragraph and forming a single series with the Securities.

Where the Indenture or this Security provides for notice to the Holder of this Security of any event, such notice shall be sufficiently given if in writing and mailed, first class, postage prepaid, to the Holder of this Security at his, her or its address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice; provided, however, that if this Security is a Global Security for which the Depositary is The Depository Trust Company, any notice may be provided pursuant to the applicable policies and procedures of such Depositary. In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to the Holder of this Security by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder. In any case where notice to the Holder of this Security is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to the Holder of this Security shall affect the sufficiency of such notice with respect to other Holders of the Securities.

Prior to August 29, 2029 (one year prior to the Stated Maturity, the “Par Call Date”), the Company may redeem the Securities at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of:

●	the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed, discounted to the Redemption Date (assuming the Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined below) plus 45 basis points less (b) interest accrued to the date of redemption, and

●	100% of the principal amount of the Securities to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.

Additionally, the Company may redeem the Securities at the Company’s option, in whole, but not in part, on the Par Call Date at a redemption price equal to 100% of the aggregate principal amount of the Securities, plus accrued and unpaid interest thereon, if any, to but excluding, the Redemption Date. The Company may also redeem the Securities at the Company’s option, in whole or in part, at any time and from time to time on or after July 30, 2030 (30 days prior to the Stated Maturity) at a redemption price equal to 100% of the aggregate principal amount of the Securities being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a Stated Maturity equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a Stated Maturity equally distant from the Par Call Date, one with a Stated Maturity preceding the Par Call Date and one with a Stated Maturity following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

If the Company redeems the Securities at the Company’s option, notwithstanding the foregoing, installments of interest on the Securities that are due and payable on any interest payment date falling on or prior to a Redemption Date for the Securities will be payable on that interest payment date to the registered Holders thereof as of the close of business on the relevant record date according to the terms of the Securities and the Indenture.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed.

In the case of a partial redemption, selection of the Securities for redemption will be made by the Trustee by lot. No Securities of a principal amount of $2,000 or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption that relates to the Security will state the portion of the principal amount of the Security to be redeemed. A new Security in a principal amount equal to the unredeemed portion of the Security will be issued in the name of the Holder of the Security upon surrender for cancellation of the original Security. For so long as the Securities are held by DTC (or another depositary), the redemption of the Securities shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Securities or portions thereof called for redemption. This Security is not mandatorily redeemable, in whole or in part, prior to the Stated Maturity. This Security is not subject to any sinking fund.

This Security shall have the benefit of the covenants and agreements set forth in the Indenture.

If an Event of Default with respect to the Securities shall occur and be continuing, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modifications of the rights and obligations of the Company and the rights of the Company and the rights of the Holders of the Securities of each series under the Indenture to be affected at any time by the Company with the consent of the Holders of a majority in principal amount of the Outstanding Securities, and with respect to certain limited matters, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture without the consent of any Holder. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Outstanding Securities of each series, on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange for this Security or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities, the Holders of not less than 25% in principal amount of the Outstanding Securities shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder, such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request, the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such proceeding, and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal of, premium, if any, and interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company which is absolute and unconditional to pay the principal of, premium, if any, and interest on this Security at the times, places and rate, and in the coin or currency herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register of the Company, upon surrender of this Security for registration of transfer at the office or agency of the Company in any Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

The Securities are issuable only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Securities are issuable in the form of one or more Global Securities and shall be exchangeable for definitive Securities only in the circumstances specified in the Indenture. The Depositary for the Securities shall be The Depository Trust Company.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

This Security shall be construed in accordance with and governed by the laws of the State of New York.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and delivered using Electronic Means (as defined below); provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers for Instructions”) and containing specimen signatures of such Authorized Officers for Instructions, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means (as defined below) and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer for Instructions listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer for Instructions. The Company shall be responsible for ensuring that only Authorized Officers for Instructions transmit such Instructions to the Trustee and that the Company and all Authorized Officers for Instructions are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means (as defined below) to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

“Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

All terms not defined herein shall have the respective meanings ascribed to them in the Indenture.

[FORM OF ASSIGNMENT]

For value received _________________________________ hereby sell(s), assign(s) and transfer(s) unto __________________________________ (please insert address and social security or other identifying number of assignee) the within Security, and hereby irrevocably constitutes and appoints ___________________________________ attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated: _________________________

Signature(s)

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

Signature Guarantee

SCHEDULE OF INCREASES OR DECREASES

The aggregate principal amount of this Global Security is U.S. $300,000,000. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following such increase or decrease	Signature of authorized signatory of Trustee